Exhibit 99.1

For Immediate Release                      Investor/Media Contact:  Dave Prichard

                                608-278-6141

Spectrum Brands Holdings Reports Record Fiscal 2016 Third Quarter Results

•	9.1% reported sales growth, 126.9% net income increase and reported diluted earnings per share (EPS) of $1.71
•	3.7% organic net sales growth, 18.2% adjusted EBITDA increase and strong margin expansion
•	Term debt reduced by $250 million in June as part of the Company’s intention to significantly delever and end fiscal 2016 on September 30 below 4 times total leverage
•

Fiscal 2016 net cash provided from operating activities expected to be $605-$625 million after expected purchases of property, plant and equipment of $100-$110 million, resulting in approximately $505-$515 million of free cash flow versus $454 million in fiscal 2015 and $359 million in fiscal 2014

•	Reaffirms outlook for 7th consecutive year of record performance in fiscal 2016

Middleton, WI, July 28, 2016 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company offering an expanding portfolio of leading brands providing superior value to consumers and customers every day, today reported record performance for the third quarter of fiscal 2016 ended July 3, 2016 and reiterated expectations for a seventh consecutive year of record results for fiscal 2016.

Fiscal 2016 Third Quarter Highlights:

•

Net sales of $1.36 billion in the third quarter of fiscal 2016 increased 9.1 percent compared to $1.25 billion last year.  Excluding the negative impact of $15.8 million of foreign exchange and acquisition sales of $84.1 million, organic net sales, a non-GAAP measure, increased 3.7 percent from the prior year.  See Other Supplemental Information for reconciliation to GAAP net sales.

•

Net income of $101.9 million and diluted EPS of $1.71 in the third quarter of fiscal 2016 increased compared to net income of $44.9 million and diluted EPS of $0.79 in fiscal 2015 primarily due to the impact of the GAC acquisition, volume, improved mix, reduced acquisition and restructuring activity, one-time debt refinancing costs, and a change in income tax provision from the prior period.

•

Adjusted diluted EPS, a non-GAAP measure, of $1.73 in the third quarter of fiscal 2016 increased 21.8 percent compared to $1.42 last year predominantly due to the impact of the GAC acquisition, volume and improved mix, partially offset by higher common shares outstanding.  See Other Supplemental Information for reconciliation to GAAP EPS.

•

Adjusted EBITDA, a non-GAAP measure, of $279.2 million in the third quarter of fiscal 2016 increased 18.2 percent compared to $236.2 million in fiscal 2015.  Excluding the negative impact of foreign exchange of $14.8 million, as well as the effect on EBITDA from acquisitions of $27.8 million, organic adjusted EBITDA of $266.2 million increased 12.7 percent versus the prior year’s quarter.  See Other Supplemental Information for reconciliation to GAAP net income.

•

Adjusted EBITDA margin, a non-GAAP measure, in the third quarter of fiscal 2016 improved to 20.5 percent compared to 18.9 percent in the year-ago quarter primarily due to the GAC acquisition, improved mix and operating expense leverage on the base business.  See Other Supplemental Information for reconciliation to GAAP net income.

•

Free cash flow, a non-GAAP measure, is expected to grow to approximately $505-$515 million versus $454 million in fiscal 2015 and $359 million in fiscal 2014.  See Other Supplemental Information for reconciliation to Forecasted GAAP Cash Flow from Operating Activities.

“We reported solid growth in the third quarter that, together with a strong first half, maintains our momentum to deliver a 7th consecutive year of record performance in fiscal 2016,” said Andreas Rouvé, Chief Executive Officer of Spectrum Brands Holdings.

“Home and Garden and HHI achieved record results, global batteries delivered excellent growth and, regionally, there were solid performances in the U.S. as well as in Europe, Latin America and Canada on a currency neutral basis,” Mr. Rouvé said.  “However, sales in our Global Pet and personal care and small appliances businesses were below our expectations in the third quarter, and we are working to improve their top-line results as we look to fiscal 2017.

“We are pleased with our organic sales growth of 3.7% in the third quarter, which reinforces the benefits of a diversified and global portfolio of largely non-discretionary and well-known consumer brands for everyday living,” he said.  “We overcame weather challenges during part of the quarter in North America and Europe, which slowed POS, as well as tighter inventory control programs at certain key retailers.”

“Organic adjusted EBITDA increased more than three times the rate of organic sales as virtually every business improved.  Our margin expansion was due to favorable mix, operating leverage from our global infrastructure and share services platform, a strong level of continuous improvement savings, and the impact of Global Auto Care which reported excellent organic growth.”

“As a key part of our Spectrum First initiative, our ‘more, more, more’ organic growth strategy centers on entering more countries, serving more channels, and launching more categories through leveraging our strong retailer relationships and selectively investing in R&D, sales and marketing,” Mr. Rouvé said.

“Major term debt reduction was made in the third quarter, consistent with our plan to significantly delever this year, and we remain on target to grow our free cash flow by more than 10 percent,” Mr.  Rouvé said.  “Our focus is to manage the business for long-term, sustainable organic growth, increase our adjusted EBITDA and maximize free cash flow.”

Fiscal 2016 Third Quarter Consolidated Financial Results

Net sales of $1.36 billion in the third quarter of fiscal 2016 increased 9.1 percent compared to $1.25 billion in fiscal 2015.  Excluding the negative impact of $15.8 million of foreign exchange, as well as acquisition sales of $84.1 million, organic net sales increased 3.7 percent.

Gross profit and gross profit margin in the third quarter of fiscal 2016 were $530.6 million and 39.0 percent, respectively, compared to $458.0 million and 36.7 percent, respectively, last year.  The gross profit margin percentage increase was primarily due to the impact of the GAC acquisition and favorable mix, partially offset by the negative impact of foreign exchange.

Operating expenses of $323.9 million in the third quarter of fiscal 2016 were essentially unchanged compared to $322.3 million in the prior year.

The Company reported net income of $101.9 million, or $1.71 diluted EPS, in the third quarter of fiscal 2016 on average diluted shares and common stock equivalents outstanding of 59.6 million.  In the third quarter of fiscal 2015, net income was $44.9 million, or $0.79 diluted EPS, on average diluted shares and common stock equivalents outstanding of 56.5 million.  The Company generated adjusted diluted EPS of $1.73 in the third quarter of fiscal 2016, an increase of 21.8 percent compared to $1.42 in fiscal 2015 primarily due to the GAC acquisition, volume and favorable mix, partially offset by higher common shares outstanding.

Adjusted EBITDA of $279.2 million in the third quarter of fiscal 2016 increased 18.2 percent compared to $236.2 million in fiscal 2015.  Excluding the negative impact of $14.8 million of foreign exchange, as well as acquisition-related EBITDA of $27.8 million, organic adjusted EBITDA of $266.2 increased 12.7 percent versus the third quarter of 2015.  See Other Supplemental Information for reconciliation to GAAP net income.  Adjusted EBITDA margin of 20.5 percent increased from 18.9 percent last year.

Fiscal 2016 Nine Months Consolidated Financial Results

Net sales of $3.79 billion in the nine months of fiscal 2016 increased 12.1 percent compared to $3.38 billion for the same period in fiscal 2015.  Excluding the negative impact of $109.2 million of foreign exchange, as well as acquisition sales of $351.8 million, organic net sales of $3.55 billion in the nine months of fiscal 2016 increased 4.9 percent from the prior year.

The Company reported net income of $268.2 million, or $4.51 diluted EPS, in the nine months of fiscal 2016 on average diluted shares and common stock equivalents outstanding of 59.5 million.  In the nine months of fiscal 2015, Spectrum Brands reported net income of $122.5 million, or $2.26 diluted EPS, on average diluted shares and common stock equivalents outstanding of 54.3 million.  The Company generated adjusted diluted EPS of $3.89 in the nine months of fiscal 2016 compared to $3.20 last year.

Fiscal 2016 nine months adjusted EBITDA of $715.9 million compared to adjusted EBITDA in the nine months of fiscal 2015 of $571.2 million.  Excluding the negative impact of $65.8 million of foreign exchange, as well as acquisition EBITDA of $106.4 million, organic adjusted EBITDA of $675.3 million increased 18.2 percent versus last year.  The reported adjusted EBITDA margin of 18.9 percent in the nine months of fiscal 2016 compared to 16.9 percent in fiscal 2015.

Fiscal 2016 Third Quarter Segment Level Data

Global Batteries & Appliances (GBA)

	Three Month Period Ended					Nine Month Period Ended
(in millions, except %)	July 3, 2016	June 28, 2015	Variance			July 3, 2016	June 28, 2015	Variance
Net Sales	$454.1	$459.0	$(4.9)		(1.1%)	$1,490.3	$1,539.3	$(49.0)		(3.2%)
Adjusted EBITDA	64.3	60.1	4.2		7.0%	228.1	229.2	(1.1)		(0.5%)
Adjusted EBITDA Margin	14.2%	13.1%	110	bps		15.3%	14.9%	40	bps

The GBA segment reported fiscal 2016 third quarter net sales of $454.1 million versus $459.0 million in the year-ago quarter.  Organic net sales increased 1.7 percent as the increase in consumer batteries more than offset the decline in small appliances.

Global battery net sales of $187.2 million in the third quarter of fiscal 2016 increased 5.0 percent compared to $178.3 million in the third quarter of fiscal 2015.  Excluding negative foreign exchange impacts of $3.9 million, fiscal 2016 third quarter organic net sales improved 7.2 percent.  Higher North American results were primarily attributable to alkaline distribution gains largely in non-scanned channels.  Strong European growth was driven by alkaline and hearing aid battery gains, while higher Latin American results on a currency neutral basis were primarily due to growth in alkaline and specialty batteries.

Net sales for the global personal care product category of $115.8 million in the third quarter of fiscal 2016 compared to $119.4 million last year.  Excluding negative foreign exchange impacts of $3.1 million, organic net sales were essentially unchanged.  Growth in Europe, primarily in hair care appliances and hair removal, and a double-digit increase in constant currency in Latin America from men’s shaving and grooming growth were offset by lower North American revenues.  The North American decline was predominantly due to tighter retailer inventory levels and category softness in hair care appliances against strong growth last year.

Net sales of $151.1 million in the global small appliances product category in the third quarter of fiscal 2016 compared to $161.3 million in the year-ago quarter.  Excluding negative foreign exchange impacts of $5.8 million, fiscal 2016 third quarter organic net sales decreased 2.7 percent.  Growth in Europe on a currency neutral basis was more than offset by lower North American sales driven by retailer inventory reductions and soft POS largely in food preparation and beverage categories at several key retail customers.  Latin American organic net sales were unchanged on a currency neutral basis.

GBA adjusted EBITDA of $64.3 million in the third quarter of fiscal 2016 increased 7.0 percent compared to $60.1 million in the year-ago quarter. Excluding negative foreign exchange impacts of $16.2 million, organic adjusted EBITDA of $80.5 million in the third quarter of fiscal 2016 grew 33.9 percent versus the prior year.  Adjusted EBITDA margin of 14.2 percent compared to 13.1 percent last year.

Hardware & Home Improvement (HHI)

	Three Month Period Ended					Nine Month Period Ended
(in millions, except %)	July 3, 2016	June 28, 2015	Variance			July 3, 2016	June 28, 2015	Variance
Net Sales	$328.5	$313.5	$15.0		4.8%	$912.9	$874.1	$38.8		4.4%
Adjusted EBITDA	65.2	62.6	2.6		4.2%	172.5	160.2	12.3		7.7%
Adjusted EBITDA Margin	19.8%	20.0%	(20)	bps		18.9%	18.3%	60	bps

The HHI segment delivered record third quarter results. Net sales of $328.5 million in the third quarter of fiscal 2016 increased 4.8 percent compared to $313.5 million in the prior year.  The improvement was driven by growth in the core U.S. residential security, builders’ hardware and plumbing categories. The planned exit of unprofitable businesses and expiration of a customer tolling agreement adversely impacted sales growth by 0.9 percent.  Excluding the negative impact of foreign exchange of $3.3 million, organic net sales increased 5.8 percent in the third quarter of fiscal 2016.

Adjusted EBITDA of $65.2 million, a record third quarter level, increased 4.2 percent versus $62.6 million last year.  Adjusted EBITDA margin of 19.8 percent compared to 20.0 percent last year.

Global Pet Supplies

	Three Month Period Ended					Nine Month Period Ended
(in millions, except %)	July 3, 2016	June 28, 2015	Variance			July 3, 2016	June 28, 2015	Variance
Net Sales	$207.1	$208.3	$(1.2)		(0.6%)	$619.0	$538.8	$80.2		14.9%
Adjusted EBITDA	37.7	38.4	(0.7)		(1.8%)	98.3	82.4	15.9		19.3%
Adjusted EBITDA Margin	18.2%	18.4%	(20)	bps		15.9%	15.3%	60	bps

The Global Pet Supplies segment reported net sales of $207.1 million in the third quarter of fiscal 2016 compared to $208.3 million last year.  Excluding the favorable impact of foreign exchange of $0.7 million, organic net sales declined 0.9 percent.  Lower aquatics revenues in Europe were due mainly to a wet and cool outdoor pond season and in North America from the planned exit of certain low-margin glass and kit systems business.  Solid North American companion animal growth from rawhide revenue increases and distribution gains was offset by lower European results due to a distributor change and reduced private label business.

Third quarter adjusted EBITDA of $37.7 million compared to $38.4 million in fiscal 2015.  Adjusted EBITDA margin fell 20 basis points to 18.2 percent compared to 18.4 percent in the prior year.

Home and Garden

	Three Month Period Ended					Nine Month Period Ended
(in millions, except %)	July 3, 2016	June 28, 2015	Variance			July 3, 2016	June 28, 2015	Variance
Net Sales	$212.0	$202.3	$9.7		4.8%	$414.7	$365.7	$49.0		13.4%
Adjusted EBITDA	67.0	62.4	4.6		7.4%	118.3	100.0	18.3		18.3%
Adjusted EBITDA Margin	31.6%	30.8%	80	bps		28.5%	27.3%	120	bps

The Home and Garden segment reported record third quarter results.  Fiscal 2016 third quarter net sales of $212.0 million increased 4.8 percent compared to $202.3 million last year.  Strong growth in the repellent category, as well as increased sales in the lawn and garden and the household insect controls categories, resulted from market share gains and the impact of the Zika virus.

Record third quarter adjusted EBITDA of $67.0 million increased 7.4 percent versus $62.4 million a year ago.  Adjusted EBITDA margin of 31.6 percent increased 80 basis points from 30.8 percent last year.

Global Auto Care (GAC)

	Three Month Period Ended					Nine Month Period Ended
(in millions, except %)	July 3, 2016	June 28, 2015	Variance			July 3, 2016	June 28, 2015	Variance
Net Sales	$159.8	$64.4	$95.4		148.1%	$353.1	$64.4	$288.7		448.3%
Adjusted EBITDA	54.2	19.2	35.0		182.3%	122.0	19.2	102.8		535.4%
Adjusted EBITDA Margin	33.9%	29.8%	410	bps		34.6%	29.8%	480	bps

The GAC segment, acquired on May 21, 2015, reported net sales of $159.8 million and adjusted EBITDA of $54.2 million in the third quarter of fiscal 2016.  Excluding the negative impact of foreign exchange and acquisition-related impacts, organic net sales of $76.1 million and organic adjusted EBITDA of $26.5 million from May 21, 2016 through July 3, 2016 increased compared to the period of May 21, 2015 through June 28, 2015, respectively, driven by favorable weather in late June and strong U.S. growth in refrigerants, primarily A/C PRO®.  Reported adjusted EBITDA margin was 33.9 percent.

Liquidity and Debt

Spectrum Brands completed its fiscal 2016 third quarter in a solid liquidity position, including a cash balance of approximately $117 million and approximately $277 million available, net of letters of credit, on its $500 million Cash Flow Revolver.  Consistent with its strong seasonal cash flow for the third quarter, Spectrum Brands made approximately $250 million of discretionary payments on its term loans.

As of the end of the quarter, the Company had approximately $3,939 million of debt outstanding, excluding discounts and deferred financing fees, consisting of approximately $200 million outstanding on its Cash Flow Revolver, a series of secured Term Loans in the aggregate amount of $1,277 million, $520 million of 6.375% senior unsecured notes, $570 million of 6.625% senior unsecured notes, $250 million of 6.125% senior unsecured notes, $1 billion of 5.75% senior unsecured notes, and approximately $123 million of capital leases and other obligations.

Fiscal 2016 Outlook

Spectrum Brands expects fiscal 2016 net sales, as reported, to increase in the high-single digit range compared to fiscal 2015 reported net sales of $4.69 billion, including the positive impacts of the acquisitions of the European pet food business on December 31, 2014, Salix Animal Health on January 16, 2015 and Armored Auto Group on May 21, 2015, along with an anticipated negative impact from foreign exchange of approximately 280 to 300 basis points based on current spot rates.

Fiscal 2016 free cash flow is projected to be approximately $505-$515 million compared to $454 million in fiscal 2015.  See Other Supplemental Information for a reconciliation to Forecasted GAAP Cash Flow from Operating Activities.  Capital expenditures, which were $89.1 million in fiscal 2015, are expected to be in the range of $100 million to $110 million.  These incremental investments include the impact of full-year expenditures supporting recent acquisitions, a major aerosol capacity expansion, and support of technology and innovation.

Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, July 28.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903.  The conference ID number is 41164873.  A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through Wednesday, August 11.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®,  Remington®, George Foreman®, Black + Decker®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS®, Eukanuba®, Healthy-Hide®, Digest-eeze™, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®.  Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 160 countries. Spectrum Brands Holdings generated net sales of approximately $4.69 billion in fiscal 2015. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  Management believes that organic sales provide for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions.  In addition, within this release, including the supplemental information attached hereto, reference is made to adjusted diluted EPS, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin.   Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  Adjusted EBITDA margin reflects adjusted EBITDA as a percentage of net sales of the Company.  The Company’s management uses adjusted diluted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  An income tax adjustment is included in adjusted diluted EPS to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate of 35%.  The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Free cash flow should not be considered in isolation or as a substitute for pretax income, net income, cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.  Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2016 (including its ability to increase its net sales and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate and realize synergies from our recent acquisitions and any possible future acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the combined securities filing of Spectrum Brands Holdings, Inc. and SB/RH Holdings, LLC, including their most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.    Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Month Period Ended		Nine Month Period Ended
(in millions, except per share amounts)	July 3,2016	June 28, 2015	July 3,2016	June 28, 2015
Net sales	$1,361.5	$1,247.5	$3,790.0	$3,382.3
Cost of goods sold	830.8	789.5	2,355.5	2,179.0
Restructuring and related charges	0.1	—	0.4	0.4
Gross profit	530.6	458.0	1,434.1	1,202.9
Selling	201.7	184.8	578.3	517.7
General and administrative	94.2	89.9	276.2	242.5
Research and development	14.6	12.9	42.9	36.9
Acquisition and integration related charges	8.0	24.2	31.2	44.2
Restructuring and related charges	5.4	10.5	7.8	21.9
Total operating expenses	323.9	322.3	936.4	863.2
Operating income	206.7	135.7	497.7	339.7
Interest expense	59.9	112.9	175.8	206.5
Other non-operating expense, net	2.2	1.7	6.5	5.6
Income from operations before income taxes	144.6	21.1	315.4	127.6
Income tax expense (benefit)	42.5	(23.8)	46.8	4.8
Net income	102.1	44.9	268.6	122.8
Net income attributable to non-controlling interest	0.2	—	0.4	0.3
Net income attributable to controlling interest	$101.9	$44.9	$268.2	$122.5
Earnings Per Share
Basic earnings per share	$1.72	$0.79	$4.52	$2.26
Diluted earnings per share	$1.71	$0.79	$4.51	$2.26
Dividends per share	$0.38	$0.33	$1.09	$0.96
Weighted Average Shares Outstanding
Basic	59.4	56.5	59.3	54.2
Diluted	59.6	56.5	59.5	54.3

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Nine Month Period Ended
(in millions)	July 3,2016	June 28, 2015
Cash flows from operating activities
Net income	$268.6	$122.8
Adjustments to reconcile net income to net cash used by operating activities:
Amortization of intangible assets	70.5	64.0
Depreciation	66.2	58.7
Share based compensation	47.4	36.3
Non-cash inventory adjustment from acquisitions	—	7.7
Non-cash restructuring and related charges	2.8	15.0
Amortization of debt issuance costs	8.4	7.7
Write-off of debt issuance costs on retired debt	—	11.2
Non-cash debt accretion	1.6	1.4
Write-off of unamortized discount on retired debt	—	1.7
Deferred tax benefit	(3.1)	(32.0)
Net changes in operating assets and liabilities, net of effects of acquisitions	(344.5)	(453.7)
Net cash provided (used) by operating activities	117.9	(159.2)
Cash flows from investing activities
Purchases of property, plant and equipment	(59.6)	(49.5)
Business acquisitions, net of cash acquired	—	(1,193.2)
Proceeds from sales of property, plant and equipment	0.8	1.3
Other investing activities	(1.9)	(0.9)
Net cash used by investing activities	(60.7)	(1,242.3)
Cash flows from financing activities
Proceeds from issuance of debt	203.9	3,143.5
Payment of debt	(270.2)	(2,275.2)
Payment of debt issuance costs	(1.6)	(42.7)
Payment of cash dividends	(64.6)	(51.0)
Treasury stock purchases	(40.2)	(8.4)
Payment of contingent consideration	(3.2)	—
Share based tax withholding payments, net of proceeds upon vesting	(10.5)	(1.9)
Net proceeds from issuance of common stock	—	562.8
Net cash provided by financing activities	(186.4)	1,327.1
Effect of exchange rate changes on cash and cash equivalents	(1.7)	(13.0)
Net decrease in cash and cash equivalents	(130.9)	(87.4)
Cash and cash equivalents, beginning of period	247.9	194.6
Cash and cash equivalents, end of period	$117.0	$107.2

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS

Our press release contains financial information regarding adjusted EPS, which we define as diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense.  The Company believes that adjusted diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next.  Adjustments to diluted EPS include (1) acquisition and integration costs that consist of transaction costs from nonrecurring acquisition transactions during the period or subsequent integration related project costs directly associated with the acquired business further summarized below; (2) restructuring and related costs, which consist of project costs associated with restructuring initiatives across the segments further summarized below; (3) one time purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (4) non-cash asset impairments or write-offs realized; (5) and other.  Income tax adjustment to diluted EPS is to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate of 35%, net of adjustments made to diluted EPS.  During the nine month period ended July 3, 2016, other consisted of costs associated with the onboarding a key executive and an involuntary transfer of inventory.  During the three and nine month periods ended June 28, 2015, other consisted of costs associated with the exiting of a key executive, coupled with onboarding a key executive.

The following is a reconciliation of reported diluted EPS to adjusted diluted EPS for the three and nine month periods ended July 3, 2016 and June 28, 2015, respectively:

	Three Month Period Ended		Nine Month Period Ended
	July 3,2016	June 28, 2015	July 3,2016	June 28, 2015
Diluted earnings per share, as reported	$1.71	$0.79	$4.51	$2.26
Adjustments:
Acquisition and integration related charges	0.13	0.43	0.53	0.81
Restructuring and related charges	0.09	0.19	0.14	0.41
Debt refinancing costs	—	1.04	—	1.08
Purchase accounting inventory adjustment	—	0.08	—	0.14
Other adjustments	—	0.08	0.02	0.13
Income tax adjustment	(0.20)	(1.19)	(1.31)	(1.63)
	0.02	0.63	(0.62)	0.94
Diluted earnings per share, as adjusted	$1.73	$1.42	$3.89	$3.20

The following summarizes the acquisition and integration related charges incurred by the Company for the three and nine month periods ended July 3, 2016 and June 28, 2015:

	Three Month Period Ended		Nine Month Period Ended
(in millions)	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
Armored AutoGroup	$2.6	$17.8	$13.2	$17.8
HHI Business	4.4	2.1	12.0	8.3
European IAMS and Eukanuba	0.4	1.0	2.4	6.0
Salix	0.2	3.3	1.7	8.4
Other	0.4	—	1.9	3.7
Total acquisition and integration related charges	$8.0	$24.2	$31.2	$44.2

The following summarizes the restructuring and related charges incurred by the Company for the three and nine month periods ended July 3, 2016 and June 28, 2015:

	Three Month Period Ended		Nine Month Period Ended
(in millions)	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
HHI business rationalization initiatives	$—	$6.3	$(0.5)	$7.7
GAC business rationalization initiatives	3.6	—	3.6	—
Global expense rationalization initiatives	1.1	3.9	3.3	13.9
Other restructuring activities	0.8	0.3	1.8	0.7
Total restructuring and related charges	$5.5	$10.5	$8.2	$22.3

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

SALES AND ORGANIC SALES

The following is a summary of net sales by segment for the three and nine month periods ended July 3, 2016 and June 28, 2015, respectively:

	Three Month Period Ended				Nine Month Period Ended
(in millions, except %)	July 3, 2016	June 28, 2015	Variance		July 3, 2016	June 28, 2015	Variance
Consumer batteries	$187.2	$178.3	$8.9	5.0%	$618.0	$600.3	$17.7	2.9%
Small appliances	151.1	161.3	(10.2)	(6.3%)	479.3	536.7	(57.4)	(10.7%)
Personal care	115.8	119.4	(3.6)	(3.0%)	393.0	402.3	(9.3)	(2.3%)
Global Batteries & Appliances	454.1	459.0	(4.9)	(1.1%)	1,490.3	1,539.3	(49.0)	(3.2%)
Hardware & Home Improvement	328.5	313.5	15.0	4.8%	912.9	874.1	38.8	4.4%
Global Pet Supplies	207.1	208.3	(1.2)	(0.6%)	619.0	538.8	80.2	14.9%
Home and Garden	212.0	202.3	9.7	4.8%	414.7	365.7	49.0	13.4%
Global Auto Care	159.8	64.4	95.4	148.1%	353.1	64.4	288.7	448.3%
Total	$1,361.5	$1,247.5	114.0	9.1%	$3,790.0	$3,382.3	407.7	12.1%

Our press release contains financial information regarding organic net sales, which we define as net sales excluding the effect of changes in foreign currency exchange rates and acquisitions.  We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions.  We use organic net sales as one measure to monitor and evaluate our regional and segment performance.  Organic growth is calculated by comparing organic net sales to reported net sales in the prior year.  The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period.  Net sales are attributed to the geographic regions based on the country of destination.  We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period.  The following is a reconciliation of reported sales to organic sales for the three and nine month periods ended July 3, 2016 compared to reported net sales for the three and nine month periods ended June 28, 2015, respectively:

	July 3, 2016
Three Month Period Ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales June 28, 2015	Variance
Consumer batteries	$187.2	$3.9	$191.1	$—	$191.1	$178.3	$12.8	7.2%
Small appliances	151.1	5.8	156.9	—	156.9	161.3	(4.4)	(2.7%)
Personal care	115.8	3.1	118.9	—	118.9	119.4	(0.5)	(0.4%)
Global Batteries & Appliances	454.1	12.8	466.9	—	466.9	459.0	7.9	1.7%
Hardware & Home Improvement	328.5	3.3	331.8	—	331.8	313.5	18.3	5.8%
Global Pet Supplies	207.1	(0.7)	206.4	—	206.4	208.3	(1.9)	(0.9%)
Home and Garden	212.0	—	212.0	—	212.0	202.3	9.7	4.8%
Global Auto Care	159.8	0.4	160.2	(84.1)	76.1	64.4	11.7	18.2%
Total	$1,361.5	$15.8	$1,377.3	$(84.1)	$1,293.2	$1,247.5	45.7	3.7%

	July 3, 2016
Nine Month Period Ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales June 28, 2015	Variance
Consumer batteries	$618.0	$38.2	$656.2	$—	$656.2	$600.3	$55.9	9.3%
Small appliances	479.3	27.2	506.5	—	506.5	536.7	(30.2)	(5.6%)
Personal care	393.0	24.4	417.4	—	417.4	402.3	15.1	3.8%
Global Batteries & Appliances	1,490.3	89.8	1,580.1	—	1,580.1	1,539.3	40.8	2.7%
Hardware & Home Improvement	912.9	13.4	926.3	—	926.3	874.1	52.2	6.0%
Global Pet Supplies	619.0	5.7	624.7	(74.5)	550.2	538.8	11.4	2.1%
Home and Garden	414.7	—	414.7	—	414.7	365.7	49.0	13.4%
Global Auto Care	353.1	0.3	353.4	(277.3)	76.1	64.4	11.7	18.2%
Total	$3,790.0	$109.2	$3,899.2	$(351.8)	$3,547.4	$3,382.3	165.1	4.9%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Our press release contains financial information regarding Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization), which are non-GAAP earnings.  Adjusted EBITDA is a metric used by management and we believe this non-GAAP measure provides useful information to investors because it reflects ongoing operating performance and trends of our segments excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies.  Further, Adjusted EBITDA is a useful measure of a company’s ability to service debt and is one measure used for determining the Company’s debt covenant.  EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income.  Adjusted EBITDA further excludes: (1) stock based compensation expense as it is a non-cash based compensation cost; (2) acquisition and integration costs that consist of transaction costs from acquisition transactions during the period, or subsequent integration related project costs directly associated with the acquired business as previously summarized; (3) restructuring and related costs, which consist of project costs associated with restructuring initiatives across the segments as previously summarized; (4) non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (5) non-cash asset impairments or write-offs realized; (6) and other.  During the nine month periods ended July 3, 2016, other adjustments consisted of costs associated with the onboarding a key executive and the involuntary transfer of inventory.  During the three and nine month periods ended June 28, 2015, other consisted of costs associated with the exiting of a key executive, coupled with onboarding a key executive.  Adjusted EBITDA Margin is calculated by taking the Adjusted EBITDA margin as a percentage of Net Sales.

The following is a reconciliation of reported net income to Adjusted EBITDA for the three month periods ended July 3, 2016 and June 28, 2015, including the calculation of Adjusted EBITDA Margin for each of the respective periods:

Three month period ended July 3, 2016 (in millions)	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Global Auto Care	Corporate / Unallocated Items	Consolidated
Net income (loss)	$44.8	$52.2	$25.5	$63.1	$44.1	$(127.6)	$102.1
Income tax expense	—	—	—	—	—	42.5	42.5
Interest expense	—	—	—	—	—	59.9	59.9
Depreciation and amortization	18.2	8.8	10.6	3.9	3.8	—	45.3
EBITDA	63.0	61.0	36.1	67.0	47.9	(25.2)	249.8
Stock based compensation expense	—	—	—	—	—	15.9	15.9
Acquisition and integration related charges	0.6	4.0	0.6	—	2.7	0.1	8.0
Restructuring and related charges	0.7	0.2	1.0	—	3.6	—	5.5
Other	—	—	—	—	—	—	—
Adjusted EBITDA	$64.3	$65.2	$37.7	$67.0	$54.2	$(9.2)	$279.2
Net Sales	454.1	328.5	207.1	212.0	159.8	—	1,361.5
Adjusted EBITDA Margin	14.2%	19.8%	18.2%	31.6%	33.9%	—	20.5%

Three month period ended June 28, 2015 (in millions)	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Global Auto Care	Corporate / Unallocated Items	Consolidated
Net income (loss)	$40.6	$44.6	$20.2	$59.9	$12.2	$(132.6)	$44.9
Income tax expense	—	—	—	—	—	(23.8)	(23.8)
Interest expense	—	—	—	—	—	112.9	112.9
Depreciation and amortization	17.6	9.9	11.3	3.2	1.8	—	43.8
EBITDA	58.2	54.5	31.5	63.1	14.0	(43.5)	177.8
Stock based compensation expense	—	—	—	—	—	16.9	16.9
Acquisition and integration related charges	0.9	1.8	3.8	(0.8)	0.5	18.0	24.2
Restructuring and related charges	1.0	6.3	3.1	0.1	—	—	10.5
Purchase accounting inventory adjustment	—	—	—	—	4.7	—	4.7
Other	—	—	—	—	—	2.1	2.1
Adjusted EBITDA	$60.1	$62.6	$38.4	$62.4	$19.2	$(6.5)	$236.2
Net Sales	459.0	313.5	208.3	202.3	64.4	—	1,247.5
Adjusted EBITDA Margin	13.1%	20.0%	18.4%	30.8%	29.8%	—	18.9%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)

The following is a reconciliation of reported net income to Adjusted EBITDA for the nine month periods ended July 3, 2016 and June 28, 2015, including the calculation of Adjusted EBITDA Margin for each of the respective periods:

Nine months ended July 3, 2016 (in millions)	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Global Auto Care	Corporate / Unallocated Items	Consolidated
Net income (loss)	$171.7	$133.4	$59.8	$106.1	$92.0	$(294.4)	$268.6
Income tax expense	—	—	—	—	—	46.8	46.8
Interest expense	—	—	—	—	—	175.8	175.8
Depreciation and amortization	53.0	26.8	32.0	11.3	13.6	—	136.7
EBITDA	224.7	160.2	91.8	117.4	105.6	(71.8)	627.9
Stock based compensation expense	—	—	—	—	—	47.4	47.4
Acquisition and integration related charges	1.6	11.9	3.9	0.5	12.8	0.5	31.2
Restructuring and related charges	1.2	0.4	2.6	0.4	3.6	—	8.2
Other	0.6	—	—	—	—	0.6	1.2
Adjusted EBITDA	$228.1	$172.5	$98.3	$118.3	$122.0	$(23.3)	$715.9
Net Sales	1,490.3	912.9	619.0	414.7	353.1	—	3,790.0
Adjusted EBITDA Margin	15.3%	18.9%	15.9%	28.5%	34.6%	—	18.9%

Nine months ended June 28, 2015 (in millions)	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Global Auto Care	Corporate / Unallocated Items	Consolidated
Net income (loss)	$166.8	$115.5	$35.6	$88.7	$12.2	$(296.0)	$122.8
Income tax expense	—	—	—	—	—	4.8	4.8
Interest expense	—	—	—	—	—	206.5	206.5
Depreciation and amortization	52.5	29.8	28.9	9.7	1.8	—	122.7
EBITDA	219.3	145.3	64.5	98.4	14.0	(84.7)	456.8
Stock based compensation expense	—	—	—	—	—	36.3	36.3
Acquisition and integration related charges	3.5	6.3	8.2	1.3	0.5	24.4	44.2
Restructuring and related charges	6.4	7.8	7.5	0.3	—	0.3	22.3
Purchase accounting inventory adjustment	—	0.8	2.2	—	4.7	—	7.7
Other	—	—	—	—	—	3.9	3.9
Adjusted EBITDA	$229.2	$160.2	$82.4	$100.0	$19.2	$(19.8)	$571.2
Net Sales	1,539.3	874.1	538.8	365.7	64.4	—	3,382.3
Adjusted EBITDA Margin	14.9%	18.3%	15.3%	27.3%	29.8%	—	16.9%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ORGANIC ADJUSTED EBITDA

Our press release contains financial information regarding organic adjusted EBITDA, which we define as adjusted EBITDA excluding the effect of changes in foreign currency exchange rates and acquisitions.  We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions.  We use organic adjusted EBITDA as one measure to monitor and evaluate our regional and segment performance.  Organic growth is calculated by comparing organic adjusted EBITDA to adjusted EBITDA in the prior year.  The effect of changes in currency exchange rates is determined by translating the period’s adjusted EBITDA using the currency exchange rates that were in effect during the prior period.  We exclude adjusted EBITDA from acquired businesses in the current year for which there are no comparable metric in the prior period.

The following is a reconciliation of reported adjusted EBITDA (as previously reconciled to Net Income) to organic adjusted EBITDA for the three and nine month periods ended July 3, 2016 compared to the adjusted EBITDA for the three and nine month periods ended June 28, 2015, respectively:

	July 3, 2016
Three Month Period Ended (in millions, except %)	Adjusted EBITDA	Effect of Changes in Currency	Adjusted EBITDA Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Adjusted EBITDA	Adjusted EBITDA June 28, 2015	Variance
Global Batteries & Appliances	$64.3	$16.2	$80.5	$—	$80.5	$60.1	$20.4	33.9%
Hardware & Home Improvement	65.2	(0.7)	64.5	—	64.5	62.6	1.9	3.0%
Global Pet Supplies	37.7	(0.9)	36.8	—	36.8	38.4	(1.6)	(4.2%)
Home and Garden	67.0	—	67.0	—	67.0	62.4	4.6	7.4%
Global Auto Care	54.2	0.1	54.3	(27.8)	26.5	19.2	7.3	38.0%
Corporate	(9.2)	0.1	(9.1)	—	(9.1)	(6.5)	(2.6)	40.0%
Total	$279.2	$14.8	$294.0	$(27.8)	$266.2	$236.2	30.0	12.7%

	July 3, 2016
Nine Month Period Ended (in millions, except %)	Adjusted EBITDA	Effect of Changes in Currency	Adjusted EBITDA Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Adjusted EBITDA	Adjusted EBITDA June 28, 2015	Variance
Global Batteries & Appliances	$228.1	$63.2	$291.3	$—	$291.3	$229.2	$62.1	27.1%
Hardware & Home Improvement	172.5	1.3	173.8	—	173.8	160.2	13.6	8.5%
Global Pet Supplies	98.3	0.8	99.1	(10.8)	88.3	82.4	5.9	7.2%
Home and Garden	118.3	—	118.3	—	118.3	100.0	18.3	18.3%
Global Auto Care	122.0	0.1	122.1	(95.6)	26.5	19.2	7.3	38.0%
Corporate	(23.3)	0.4	(22.9)	—	(22.9)	(19.8)	(3.1)	15.7%
Total	$715.9	$65.8	$781.7	$(106.4)	$675.3	$571.2	104.1	18.2%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

FREE CASH FLOW

Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy.  We believe free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases and meet its working capital requirements.    Our definition of free cash flow may be different from definitions used by other companies.    We also use free cash flow, as defined, as one measure to monitor and evaluate performance.

The following is a reconciliation of forecast net cash provided from operating activities to the Company’s forecasted cash flow for the fiscal year ending September 30, 2016:

Forecasted range (in millions)	F2016
Net Cash provided from Operating Activities, as adjusted	$605-625
Purchases of property, plant and equipment	(100) - (110)
Free cash flow	$505-515

SUPPLEMENTAL BALANCE SHEET DATA

The following supplemental data includes summarized balance sheet data as of July 3, 2016 and September 30, 2015, respectively:

(in millions)	July 3,2016	September 30, 2015
Cash and cash equivalents	$117.0	$247.9
Trade receivables, net	$588.9	$498.8
Days Sales Outstanding	40.0	33.8
Inventory	$842.3	$780.8
Inventory Turnover	3.7	3.8
Total debt	$3,875.5	$3,905.9